Exhibit 99.1

Contacts:

Richard Szymanski

Morgans Hotel Group Co.

212.277.4188

Neil Maitland

The Abernathy MacGregor Group

212.371.5999

MORGANS HOTEL GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2011 RESULTS

NEW YORK, NY – February 28, 2012 – Morgans Hotel Group Co. (NASDAQ: MHGC) (“MHG” or the “Company”) today reported financial results for the quarter and year ended December 31, 2011.

•

Adjusted EBITDA was $8.6 million in the fourth quarter of 2011. Excluding the impact of asset sales and Hard Rock, Adjusted EBITDA decreased by $1.1 million from the comparable period in 2010 primarily due to renovations at Delano and Hudson which had an estimated adverse impact of $2.0 million.

•

Revenue per available room (“RevPAR”) for System-Wide Comparable Hotels increased by 4.1%, or 4.2% in constant dollars, in the fourth quarter of 2011 from the comparable period in 2010, driven primarily by a 4.7% increase in average daily rate (“ADR”) (4.8% in constant dollars).

•

In November 2011, the Company and Walton Street, the 50/50 partners in the joint venture that owned the Sanderson and St Martins Lane hotels, sold their respective ownership interests in the joint venture for an aggregate of £192 million, or approximately $297 million. The Company received net proceeds of approximately $72.3 million.

•	In November 2011, the Company acquired a 90% controlling interest in a group of companies known as The Light Group (“TLG”), a leading lifestyle food and beverage management company.

•	In December 2011, the Company entered into hotel management agreements for Mondrian hotels in London and Istanbul comprising approximately 500 rooms. Both hotels are scheduled to open in 2014.

Michael Gross, CEO of the Company, said: “During 2011, we have made good progress in executing our strategy. It’s been a transitional year for us, but much of the hard work has been done and we are now firmly focused on the opportunity ahead. With the renovations at Delano and Hudson progressing, the acquisition of The Light Group, and other efforts to enhance our capabilities, we are further improving the service, experience and reputation of our hotels in the eyes of both guests and hotel owners. We have also strengthened our balance sheet, improving our financial flexibility to invest in growing our business. As a result, we are in a better position than ever to continue to build our higher margin, more scalable management business, boost RevPAR, and create long-term shareholder value.”

Fourth Quarter 2011 Operating Results

Adjusted EBITDA for the fourth quarter of 2011 was $8.6 million, a decrease of 53.3% from the same period in 2010. During 2011, the Company sold its ownership interests in five hotels while retaining management and terminated its management and ownership interests in the Hard Rock Hotel & Casino in Las Vegas. Excluding the impact of these changes, Adjusted EBITDA decreased by $1.1 million from the fourth quarter of 2010 primarily due to renovations at Delano and Hudson, which had an estimated $2.0 million adverse impact during the quarter.

RevPAR at System-Wide Comparable Hotels increased by 4.1%, or 4.2% in constant dollars, in the fourth quarter of 2011 from the comparable period in 2010, driven primarily by a 4.7% increase in ADR (4.8% in constant dollars).

Operating results were strong during the fourth quarter of 2011 at the Company’s Miami and San Francisco hotels, with the exception of Delano which was under renovation during the quarter. Miami continues to benefit from both strong domestic and international travel, particularly from Latin America, with RevPAR, excluding Delano, up approximately 17% during the fourth quarter of 2011 compared to the same period in 2010. At Clift, RevPAR increased 23.1% during the fourth quarter of 2011 compared to 2010, as the San Francisco market has experienced increased group and transient travel coupled with limited supply growth. The Company’s hotels in London and New York were affected by the debt crisis and related macroeconomic factors in Europe, renovations at Hudson and the closure of the Asia de Cuba restaurant at Morgans.

Primarily as a result of the sale in May 2011 of Mondrian Los Angeles, Royalton and Morgans, MHG recorded a decrease of 21.3% in total hotel revenues during the fourth quarter of 2011 as compared to the same period in 2010. Despite ongoing renovations at Hudson and Delano, MHG’s owned hotels, which includes Hudson, Delano and Clift, experienced a RevPAR increase of 4.6% in the fourth quarter of 2011 compared to the same period in 2010, driven by ADR, which increased by 9.8%.

The Company also recorded decreases in total operating expenses and depreciation and amortization expense during the fourth quarter of 2011 as a result of the May 2011 sale of these three hotels. MHG continues to manage these hotels pursuant to long-term management agreements, and as a result, the gains on sales are deferred and recognized over the initial term of the respective management agreements. Additionally, due to the Company’s sale of its interest in the joint venture that owns Sanderson and St Martins Lane, which MHG continues to manage pursuant to long-term management agreements, the gain of $73.1 million on the sale of its joint venture interest was deferred and will be recognized over the life of the management agreements. During the three months ended December 31, 2011, the Company amortized $1.5 million of deferred gains into income.

MHG recorded a net loss of $17.1 million in the fourth quarter of 2011 compared to a net loss of $7.3 million in the fourth quarter of 2010 due in part to the impact of the sales of Mondrian Los Angeles, Morgans and Royalton in May 2011 and nonrecurring costs, such as transaction costs in connection with the purchase of TLG, severance costs, including severance related to changes in certain food and beverage concepts.

For the full year 2011, Adjusted EBITDA was $29.8 million. For the year, RevPAR for System-Wide Comparable Hotels increased by 10.2%, or 9.0% in constant dollars, in 2011 from the comparable period in 2010, driven primarily by a 6.2% increase in ADR (5.1% in constant dollars). MHG recorded a net loss of $85.4 million for the year ended December 31, 2011 compared to a net loss of $81.4 million in the same period in 2010.

Balance Sheet and Liquidity

In November 2011, the Company as operator and 50% owner of the London joint venture that owns Sanderson and St Martins Lane sold its interests in the Sanderson and St Martins Lane hotels for £192 million, or approximately $297 million. The sales price for the two hotels represents a value of approximately £542,000, or $840,000, per room. MHG continues to operate the hotels under long-term management agreements. The terms of MHG’s management agreements for these hotels, including extension options, have been extended to 2041 from 2027. MHG’s 50% portion of the net proceeds, after the repayment of debt and closing costs, was $72.3 million.

During 2011, the Company reduced its consolidated debt by approximately $232 million. MHG’s total consolidated debt at December 31, 2011, excluding the Clift lease, was $355.3 million with a weighted average interest rate of 4.1%. At December 31, 2011, MHG had $28.9 million of cash and cash equivalents and $85.0 million available under its revolving credit facility, after $10.0 million of letters of credit against the facility. As of December 31, 2011, total restricted cash was $9.9 million.

MHG currently has approximately $146 million of remaining tax net operating loss carry forwards to offset future income, including gains on future asset sales.

Development Activity

In November 2011, the Company acquired a 90% controlling interest in a group of companies known as The Light Group (“TLG”), a leading lifestyle food and beverage management company for $28.5 million in cash and up to $18.0 million in notes convertible into shares of the Company’s common stock at $9.50 subject to the achievement of certain EBITDA targets for the acquired business. TLG develops, redevelops and operates numerous venues in Las Vegas pursuant to management agreements with MGM Resorts International, including restaurants, bars and nightclubs. For the month of ownership during 2011, TLG contributed $0.5 million to MHG’s EBITDA. Had MHG acquired TLG on January 1, 2011, its EBITDA contribution would have been approximately $7.0 million. MHG intends to utilize TLG as its food and beverage platform and expects the acquisition to assist the Company in improving the operations at its various food and beverage venues and winning new hotel and food and beverage management contracts. TLG has already re-concepted and re-launched the food and beverage venues at Delano South Beach, including opening Bianca, a newly renovated restaurant focusing on offering an inventive Italian menu, in January 2012, and FDR, the new nightclub, in February 2012.

During 2012, the Company intends to spend approximately $25 million on completing the renovations at Delano South Beach and Hudson, which began in the third and fourth quarters of 2011, respectively. In February 2012, MHG completed a $10 million renovation at Delano South Beach, which boasts upgraded exclusive bungalows and suites, improved public areas, including the pool, restaurant and bar space, and additional meeting space. At Hudson, the Company intends to spend approximately $20 million in total to completely renovate all hotel rooms and corridors and to convert a minimum of 23 single room dwelling units (“SRO units”) into guest rooms at an estimated cost of approximately $150,000 per room. Hudson’s renovation is scheduled to be completed by the end of the third quarter of 2012. To date, the Company has completed the renovation of 65 guest rooms and anticipates having half the hotel rooms completed in May. The Company is also reviewing its plans for the food and beverage venues at Hudson. The Company expects that these renovations at its owned hotels will have positive EBITDA impacts once completed.

In December 2011, the Company entered into a hotel management agreement for an approximately 360 room Mondrian-branded hotel to be located on the South Bank of the River Thames in London. Upon completion and opening of the hotel, MHG will operate the hotel pursuant to a 25-year management agreement, with two 10-year extension options. The hotel is scheduled to open in early 2014. The Company has agreed to invest approximately £9 million, or approximately $15 million, of key money into the project prior to the hotel opening.

Also in December 2011, MHG announced a new hotel management agreement for an approximately 128 room Mondrian-branded hotel to be located in the Old City area of Istanbul, Turkey. Upon completion and opening of the hotel, the Company will operate the hotel pursuant to a 20-year management agreement, with a 10-year extension option. The hotel is scheduled to open in 2014. In December 2011 and January 2012, the Company contributed an aggregate of $10.3 million in the form of equity and key money and will have a 20% ownership interest in the venture owning the hotel.

Conference Call

MHG will host a conference call to discuss the fourth quarter financial results today at 5:00 PM Eastern time.

The call will be webcast live over the Internet at 5:00 PM Eastern time and can be accessed at www.morganshotelgroup.com under the About Us, Investor Overview section. Participants should follow the instructions provided on the website for the download and installation of audio applications necessary to join the webcast.

The call can also be accessed live over the phone by dialing (888) 802-8577 or (973) 935-8754 for international callers; the conference ID is 50805218. A replay of the call will be available three hours after the call and can be accessed by dialing (800) 585-8367 or (404) 537-3406 for international callers; the conference ID is 50805218. The replay will be available from February 29 through March 6, 2012.

Definitions

“System-Wide Comparable Hotels” includes all hotels operated by MHG except for hotels added or under major renovation during the current or the prior year, development projects and discontinued operations. System-Wide Comparable Hotels for the quarter and year ended December 31, 2011 and 2010 excludes Hudson and Delano, which were both undergoing renovations beginning in the third quarter of 2011 and continuing into 2012, the Hard Rock Hotel & Casino in Las Vegas (“Hard Rock”), which effective March 1, 2011 was no longer partially owned or managed by MHG, Mondrian Scottsdale, which effective March 16, 2010 was no longer owned or managed by MHG, Mondrian SoHo, which opened in February 2011, the San Juan Water and Beach Club, which was no longer managed by MHG effective July 13, 2011, and Hotel Las Palapas, which is a non-MHG branded hotel.

“Adjusted EBITDA” is adjusted earnings before interest, taxes, depreciation and amortization as further defined below.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Morgans, Royalton and Hudson in New York, Delano and Shore Club in South Beach, Mondrian in Los Angeles, South Beach and New York, Clift in San Francisco, Ames in Boston, Sanderson and St Martins Lane in London, and a hotel in Playa del Carmen, Mexico. Morgans also owns, or has ownership interests in, several of these hotels. Morgans Hotel Group has other property transactions in various stages of completion including a Mondrian in Doha, Qatar, a Mondrian in Nassau, The Bahamas, a

Mondrian in London and a Mondrian in Istanbul, Turkey. Morgans also owns a 90% controlling interest in The Light Group, a leading lifestyle food and beverage company. For more information please visit www.morganshotelgroup.com.

Forward-Looking and Cautionary Statements

This press release may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs and prediction of certain future other events. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “expect,” “anticipate,” “estimate” “believe,” “project,” or other similar words or expressions. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results or other future events to differ materially from those expressed in any forward-looking statement. Important risks and factors that could cause our actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to economic, business, competitive market and regulatory conditions such as: a sustained downturn in economic and market conditions, particularly levels of spending in the business, travel and leisure industries; continued tightness in the global credit markets; general volatility of the capital markets and our ability to access the capital markets; our ability to refinance our current outstanding debt and to repay outstanding debt as such debt matures; our ability to protect the value of our name, image and brands and our intellectual property; risks related to natural disasters, such as earthquakes, volcanoes and hurricanes; hostilities, including future terrorist attacks, or fear of hostilities that affect travel; and other risk factors discussed in Morgans’ Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other documents filed by Morgans with the Securities and Exchange Commission from time to time. All forward-looking statements in this press release are made as of the date hereof, based upon information known to management as of the date hereof, and Morgans assumes no obligations to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.

Income Statements

(In thousands, except per share amounts)

	Three Months		Year Ended
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Revenues :
Rooms	$29,400	$39,825	$120,351	$139,268
Food & beverage	17,037	18,389	66,253	69,451
Other hotel	1,420	2,583	6,440	9,313

Total hotel revenues	47,857	60,797	193,044	218,032
Management and other fees	4,176	4,259	14,288	18,338

Total revenues	52,033	65,056	207,332	236,370

Operating Costs and Expenses :
Rooms	8,504	11,243	37,626	42,620
Food & beverage	13,565	15,701	55,466	58,227
Other departmental	952	1,470	4,069	5,304
Hotel selling, general and administrative	10,328	12,693	43,629	48,216
Property taxes, insurance and other	4,339	3,772	16,475	16,233

Total hotel operating expenses	37,688	44,879	157,265	170,600
Corporate expenses :
Stock based compensation	1,698	1,995	9,082	10,887
Other	6,945	5,273	25,481	23,651
Depreciation and amortization	4,814	8,629	22,219	32,158
Restructuring, development and disposal costs	3,773	986	14,291	3,916
Impairment loss on receivables from unconsolidated joint venture	—	50	—	5,549

Total operating costs and expenses	54,918	61,812	228,338	246,761
Operating (loss) income	(2,885)	3,244	(21,006)	(10,391)

Interest expense, net	7,731	8,288	35,514	41,346
Equity in loss of unconsolidated joint ventures	6,352	6,766	29,539	16,203
Gain on asset sales	(1,457)	—	(3,178)	—
Other non-operating expense (income)	1,747	(2,779)	4,632	32,712

Pre tax loss	(17,258)	(9,031)	(87,513)	(100,652)
Income tax expense	406	(1,730)	929	(736)

Net loss from continuing operations	(17,664)	(7,301)	(88,442)	(99,916)

(Loss) Income from discontinued operations, net of tax	—	(206)	485	16,268

Net loss	(17,664)	(7,507)	(87,957)	(83,648)

Net loss attributable to noncontrolling interest	547	206	2,554	2,239

Net loss attributable to Morgans Hotel Group Co.	$(17,117)	$(7,301)	$(85,403)	$(81,409)

Preferred stock dividends and accretion	(3,237)	(2,197)	(9,938)	(8,554)

Net loss attributable to common stockholders	$(20,354)	$(9,498)	$(95,341)	$(89,963)

(Loss) income per share:
Basic and diluted from continuing operations	$(0.66)	$(0.31)	$(3.05)	$(3.48)
Basic and diluted from discontinued operations	$—	$(0.01)	$0.02	$0.53
Basic and diluted attributable to common stockholders	$(0.66)	$(0.31)	$(3.03)	$(2.94)

Weighted average common shares outstanding - basic and diluted	30,753	30,284	31,454	30,563

Selected Hotel Operating Statistics (1)	(In Actual Dollars)			(In Constant Dollars, if different)			(In Actual Dollars)			(In Constant Dollars, if different)
	Three Months			Three Months			Year			Year
	Ended Dec. 31,		%	Ended Dec. 31,		%	Ended Dec. 31,		%	Ended Dec. 31,		%
	2011	2010	Change	2011	2010	Change	2011	2010	Change	2011	2010	Change
Clift
Occupancy	77.6%	81.1%	-4.3%				79.5%	76.9%	3.4%
ADR	$230.96	$179.52	28.7%				$219.96	$187.22	17.5%
RevPAR	$179.22	$145.59	23.1%				$174.87	$143.97	21.5%

St. Martins Lane (2)
Occupancy	78.2%	77.6%	0.8%	78.2%	77.6%	0.8%	75.0%	76.1%	-1.4%	75.0%	76.1%	-1.4%
ADR	$378.86	$394.37	-3.9%	$386.40	$399.70	-3.3%	$382.79	$359.88	6.4%	$382.79	$373.21	2.6%
RevPAR	$296.27	$306.03	-3.2%	$302.16	$310.17	-2.6%	$287.09	$273.87	4.8%	$287.09	$284.01	1.1%

Sanderson (2)
Occupancy	75.6%	79.3%	-4.7%	75.6%	79.3%	-4.7%	74.8%	76.8%	-2.6%	74.8%	76.8%	-2.6%
ADR	$425.16	$467.31	-9.0%	$433.61	$473.72	-8.5%	$434.25	$419.50	3.5%	$434.25	$435.03	-0.2%
RevPAR	$321.42	$370.58	-13.3%	$327.81	$375.66	-12.7%	$324.82	$322.18	0.8%	$324.82	$334.10	-2.8%

Shore Club
Occupancy	57.2%	54.5%	5.0%				60.8%	55.0%	10.5%
ADR	$309.29	$278.66	11.0%				$292.60	$284.65	2.8%
RevPAR	$176.91	$151.87	16.5%				$177.90	$156.56	13.6%

Mondrian South Beach
Occupancy	72.7%	66.8%	8.8%				67.6%	59.4%	13.8%
ADR	$253.09	$234.69	7.8%				$247.12	$232.19	6.4%
RevPAR	$184.00	$156.77	17.4%				$167.05	$137.92	21.1%

Ames
Occupancy	67.2%	70.4%	-4.5%				72.0%	67.8%	6.2%
ADR	$240.14	$229.00	4.9%				$226.08	$217.14	4.1%
RevPAR	$161.37	$161.22	0.1%				$162.78	$147.22	10.6%

Morgans (3)
Occupancy	84.2%	89.2%	-5.6%				85.4%	89.8%	-4.9%
ADR	$334.53	$318.33	5.1%				$281.05	$261.33	7.5%
RevPAR	$281.67	$283.95	-0.8%				$240.02	$234.67	2.3%

Royalton (3)
Occupancy	89.2%	88.3%	1.0%				87.0%	88.5%	-1.7%
ADR	$353.87	$367.29	-3.7%				$301.10	$293.89	2.5%
RevPAR	$315.65	$324.32	-2.7%				$261.96	$260.09	0.7%

Mondrian LA (3)
Occupancy	66.5%	69.2%	-3.9%				75.9%	71.2%	6.6%
ADR	$258.40	$247.25	4.5%				$275.81	$257.38	7.2%
RevPAR	$171.84	$171.10	0.4%				$209.34	$183.25	14.2%

System-wide Comparable Hotels
Occupancy	73.0%	73.4%	-0.5%	73.0%	73.4%	-0.5%	74.1%	71.4%	3.8%	74.1%	71.4%	3.8%
ADR	$299.65	$286.32	4.7%	$301.17	$287.46	4.8%	$286.71	$270.08	6.2%	$286.71	$272.86	5.1%
RevPAR	$218.74	$210.16	4.1%	$219.85	$211.00	4.2%	$212.45	$192.84	10.2%	$212.45	$194.82	9.0%

Hudson (4)
Occupancy	87.6%	90.8%	-3.5%				88.0%	88.6%	-0.7%
ADR	$263.41	$254.56	3.5%				$220.23	$213.33	3.2%
RevPAR	$230.75	$231.14	-0.2%				$193.80	$189.01	2.5%

Delano (4)
Occupancy	55.8%	64.2%	-13.1%				64.1%	61.1%	4.9%
ADR	$559.18	$470.67	18.8%				$498.51	$479.93	3.9%
RevPAR	$312.02	$302.17	3.3%				$319.54	$293.24	9.0%

Mondrian SoHo (5)
Occupancy	77.9%	—	n/m				78.1%	—	n/m
ADR	$346.64	$—	n/m				$307.69	$—	n/m
RevPAR	$270.03	$—	n/m				$240.31	$—	n/m

Hotel Las Palapas (6)
Occupancy	58.1%	51.1%	13.7%	58.1%	51.1%	13.7%	62.3%	56.0%	11.3%	62.3%	56.0%	11.3%
ADR	$157.75	$143.88	9.6%	$154.63	$140.89	9.8%	$143.00	$140.25	2.0%	$143.00	$140.08	2.1%
RevPAR	$91.65	$73.52	24.7%	$89.84	$71.99	24.8%	$89.09	$78.54	13.4%	$89.09	$78.44	13.6%

Hard Rock (7)
Occupancy	—	72.5%	-100.0%				80.7%	78.3%	3.1%
ADR	$—	$118.66	-100.0%				$128.31	$128.09	0.2%
RevPAR	$—	$86.03	-100.0%				$103.55	$100.29	3.2%

(1)	Not included in the above table are discontinued operations and San Juan Water and Beach Club, which the Company ceased managing effective July 13, 2011.

(2)

MHG and Walton Street, each 50/50 joint venture partners, sold the Sanderson and St Martins Lane hotels in November 2011. MHG continues to manage these hotels pursuant to long-term management agreements.

(3)	MHG sold these hotels in May 2011 and continues to manage the hotels pursuant to long-term management agreements.

(4)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation.

(5)	MHG began managing this hotel when it opened in February 2011. Statistics are for the period MHG operated the hotel.

(6)	This hotel is not a Morgans Hotel Group branded hotel and MHG believes that the hotel operating data for this hotel does not provide a meaningful depiction of the performance of its branded hotels.

(7)

MHG ceased managing this hotel on March 1, 2011. Statistics for the year ended December 31, 2011 are for the period MHG managed the hotel. In addition, as customary in the gaming industry, average occupancy and average daily rate for the Hard Rock are presented including rooms provided on a complimentary basis which is not the practice in the lodging industry.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

We believe that earnings before interest, income taxes, depreciation and amortization (EBITDA) is a useful financial metric to assess our operating performance before the impact of investing and financing transactions and income taxes. It also facilitates comparison between us and our competitors. Given the significant investments that we have made in the past in property and equipment, depreciation and amortization expense comprises a meaningful portion of our cost structure. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods because it eliminates depreciation and amortization expense attributable to capital expenditures.

The Company’s management has historically used adjusted EBITDA (Adjusted EBITDA) when evaluating the operating performance for the entire Company as well as for individual properties or groups of properties because we believe the Company’s core business model is that of an owner and operator of hotels, and the inclusion or exclusion of certain items is necessary to provide the most accurate measure of on-going core operating results and to evaluate comparative results period over period. As such, Adjusted EBITDA excludes other non-operating expenses (income) that do not relate to the on-going performance of our assets and excludes the operating performance of assets in which we do not have a direct or indirect fee simple ownership interest. We exclude the following items from EBITDA to arrive at Adjusted EBITDA:

•

Other non-operating expenses (income), such as executive terminations not related to restructuring initiatives, costs of financings, transaction costs related to business acquisitions and sales, litigation and settlement costs and other items such as proceeds from the sale of condominium units and related costs that relate to the financing and investing activities of our assets and not to the on-going operating performance of our assets, both consolidated and unconsolidated, changes in fair market value of the warrants issued to investors in the Company, and non-cash impairment charges recognized by unconsolidated joint ventures in which the Company is an equity investee;

•

Restructuring, development and disposal costs: these charges primarily relate to losses on asset disposals as part of major renovation projects, the write-off of abandoned development projects resulting primarily from events generally outside management’s control such as the tightening of credit markets, and severance costs related to restructuring initiatives. We believe that these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA.

•

Impairment loss on development projects and hotels and receivables from unconsolidated joint ventures: these charges do not relate to the ongoing operating performance of our assets as measured by Adjusted EBITDA. To the extent that economic conditions do not continue to improve, we may incur additional non-cash impairment charges related to our assets under development, wholly-owned assets, or our investments in joint ventures. We believe these adjustments are necessary to provide the most accurate measure of core operating results as a means to evaluate comparative results.

•	The EBITDA related to leased hotels to more accurately reflect the operating performance of assets in which we have a direct or indirect fee simple ownership interest;

•

The EBITDA related to hotels reported as discontinued operations to more accurately reflect the operating performance of assets in which we expect to have an ongoing direct or indirect ownership interest;

•	Stock-based compensation expense, as this is not necessarily an indication of the operating performance of our assets; and

•

Gains recognized on asset sales, as we believe that including them in Adjusted EBITDA is not consistent with reflecting the ongoing performance of our assets. In addition, we believe material gains or losses from the net book value of disposed assets is not particularly meaningful given that the depreciated asset value on which the gains are calculated often does not reflect market value of the assets.

We also make an adjustment to EBITDA for hotels in which our percentage ownership interest has changed to facilitate period-over-period comparisons and to more accurately reflect the operating performance of assets based on our actual ownership. In this respect, our method of calculating Adjusted EBITDA has changed from prior quarters, and calculations of Adjusted EBITDA will continue to vary from quarter to quarter to reflect changing ownership interests.

We believe Adjusted EBITDA provides management and our investors with a more accurate financial metric by which to evaluate our performance as it eliminates the impact of costs incurred related to investing and financing transactions. Internally, the Company’s management utilizes Adjusted EBITDA to measure the performance of our core on-going hotel operations and is used extensively during our annual budgeting process. Management also uses Adjusted EBITDA as a measure in determining the value of acquisitions, expansion opportunities, and dispositions and borrowing capacity. Adjusted EBITDA is a key metric which management evaluates prior to execution of any strategic investing or financing opportunity.

The Company has historically reported Adjusted EBITDA to its investors and believes that this continued inclusion of Adjusted EBITDA provides consistency in its financial reporting and enables investors to perform more meaningful comparisons of past, present and future operating results and to evaluate the results of its core on-going operations.

The use of EBITDA and Adjusted EBITDA has certain limitations. Our presentation of EBITDA and Adjusted EBITDA may be different from the presentation used by other companies and therefore comparability may be limited. Depreciation expense for various long-term assets, interest expense, income taxes and other items have been and will be incurred and are not reflected in the presentation of EBITDA or Adjusted EBITDA. Each of these items should also be considered in the overall evaluation of our results. Additionally, EBITDA and Adjusted EBITDA do not reflect capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation, interest and income tax expense, capital expenditures and other items both in our reconciliations to our financial measures under accounting principles generally accepted in the United States, or U.S. GAAP, and in our consolidated financial statements, all of which should be considered when evaluating our performance. The term EBITDA is not defined under U.S. GAAP and EBITDA is not a measure of net income, operating income, operating performance or liquidity presented in accordance with U.S. GAAP. In addition, EBITDA is impacted by reorganization of businesses and other restructuring-related charges. When assessing our operating performance, you should not consider this data in isolation, or as a substitute for our net income, operating income or any other operating performance measure that is calculated in accordance with U.S. GAAP. In addition, our EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as we do.

A reconciliation of net income (loss), the most directly comparable U.S. GAAP measures, to EBITDA and Adjusted EBITDA for each of the respective periods indicated is as follows:

EBITDA Reconciliation

(In thousands)

	September 30,	September 30,	September 30,	September 30,
	Three Months		Year
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010
Net loss attributable to Morgans Hotel Group Co.	$(17,117)	$(7,301)	$(85,403)	$(81,409)
Interest expense, net	7,731	8,288	35,514	41,346
Income tax expense	406	(1,730)	929	(736)
Depreciation and amortization expense	4,814	8,629	22,219	32,158
Proportionate share of interest expense from unconsolidated joint ventures	1,634	3,768	8,213	15,392
Proportionate share of depreciation expense from unconsolidated joint ventures	1,236	1,953	6,413	11,884
Proportionate share of depreciation expense of noncontrolling interests in consolidated joint ventures	—	(95)	(183)	(361)
Net loss attributable to noncontrolling interest	(547)	(234)	(2,757)	(2,667)
Proportionate share of (loss) income from unconsolidated joint ventures not recorded due to negative investment balances	(345)	(3,144)	1,559	(15,283)

EBITDA	(2,188)	10,134	(13,496)	324

Add : Other non operating expense	1,747	(2,779)	4,632	32,712
Add : Other non operating expense from unconsolidated joint ventures	6,384	8,432	24,211	17,722
Add: Restructuring, development and disposal costs	3,773	986	14,291	3,916
Add: Impairment loss	—	50	—	5,549
Less : EBITDA from Clift, a leased hotel	(1,362)	(633)	(5,263)	(1,844)
Add : Stock based compensation	1,698	1,995	9,082	10,887
Less: Gain on assets sale	(1,457)	—	(3,178)	—
Less: Loss (income) from discontinued operations	—	206	(485)	(16,268)

Adjusted EBITDA	$8,595	$18,391	$29,794	$52,998

Impact of Asset Sales and Terminated Joint Venture Interests:
Sold Hotels EBITDA (1)	$(608)	$4,757	$2,097	$14,175
Sold Hotels Management Fees—Post-Sale (2)	657	—	1,850	—
Joint Venture Asset Sales (3)	1,902	3,302	7,943	9,839
Hard Rock Hotel & Casino EBITDA (4)	—	645	300	3,162
Hard Rock Hotel & Casino Management Fees (5)	—	1,937	832	9,361

Impact to Adjusted EBITDA, After Asset Sales and Hard Rock	$1,951	$10,641	$13,022	$36,537

(1)

Reflects the EBITDA of Mondrian Los Angeles, Royalton and Morgans, the three hotels sold by the Company in May 2011, through their respective dates of sale. This hotel EBITDA is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation. EBITDA recorded in the period after the hotels were sold primarily relates to the restaurant operations at Morgans, which were owned by the Company and were closed for re-concepting in October 2011. An immaterial amount of EBITDA recorded after the hotels were sold relates to post-closing adjustments.

(2)	Reflects the management fees earned by the Company from the date of sale of each Mondrian Los Angeles, Royalton and Morgans through the end of the period.

(3)

Reflects the EBITDA of Sanderson and St Martins Lane, the two London hotels the Company owned through a 50/50 joint venture until November 2011, when the joint venture was sold. The amounts reflected are the Company’s 50% share of the hotels’ EBITDA. MHG continues to manage these hotels.

(4)	Reflects the EBITDA of the hotel for the period the Company owned a minority interest. Effective March 1, 2011, the Company no longer had an ownership interest in this hotel.

(5)	Reflects the management fees earned by the Company during the period it operated the hotel. Effective March 1, 2011, the Company ceased managing this hotel.

Hotel EBITDA Analysis (1)

(In thousands, except percentages)

	Septe	Septe	Septe	Septe	Septe	Septe
	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2011	2010	Change	2011	2010	Change
Clift	$1,362	$633	115%	$5,263	$1,844	185%
Shore Club	(28)	11	-355%	136	218	-38%
Mondrian South Beach	710	159	347%	1,087	92	1082%
Ames	2	103	-98%	105	114	-8%

Owned and Joint Venture Comparable Hotels (2)	2,046	906	126%	6,591	2,268	191%
Morgans (3)	(598)	$1,174	-151%	(1,435)	1,811	-179%
Royalton (3)	(4)	1,390	-100%	217	2,015	-89%
Mondrian Los Angeles (3)	(6)	2,193	-100%	3,315	10,349	-68%
St Martins Lane (4)	1,377	1,968	-30%	5,000	5,867	-15%
Sanderson (4)	525	1,334	-61%	2,943	3,972	-26%

Sold Hotels	1,294	8,059	-84%	10,040	24,014	-58%

Total System-Wide Comparable Hotels	3,340	8,965	-63%	16,631	26,282	-37%

Hudson (5)	5,912	7,002	-16%	14,142	17,432	-19%
Delano (5)	3,000	3,374	-11%	13,700	13,169	4%
Hard Rock—Joint Venture (6)	—	645	-100%	300	3,162	-91%
Mondrian SoHo—Joint Venture (7)	370	—	n/m	1,230	—	n/m

Total Hotels	$12,622	$19,986	-37%	$46,003	$60,045	-23%

(1)	For joint venture hotels, represents MHG’s share of the respective hotels’ EBITDA, after management fees.

(2)	Reflects System-Wide Comparable Hotels that are owned or partially owned by MHG.

(3)

In May 2011, MHG sold these three hotels. Information is for the period MHG owned the hotels, and is not reduced by any internal management fees earned prior to the date of sale, as these are eliminated in consolidation. EBITDA for the periods after the hotels were sold primarily represents food and beverage EBITDA related to those F&B venues at the hotels in which MHG had ownership interest during the period and post-closing adjustments.

(4)

In November 2011, MHG and Walton Street, each 50/50 joint venture partners, sold the joint venture entity that owned the Sanderson and St Martins Lane hotels. Amounts represent MHG’s share of the respective hotels’ EBITDA, after management fees.

(5)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation.

(6)	MHG had a minority ownership interest in this hotel until March 1, 2011. Information for the year ended December 31, 2011 is for the period MHG had an ownership interest in the hotel.

(7)	This hotel opened in February 2011. Information is for the period the hotel was open.

Owned Hotel Room Revenue Analysis

(In thousands, except percentages)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2011	2010	Change	2011	2010	Change
Hudson (1)	$17,699	$17,724	0%	$58,993	$57,360	3%
Delano (1)	5,572	5,392	3%	22,612	20,780	9%
Clift	6,129	4,984	23%	23,732	19,547	21%

Total Owned Hotels (2)	$29,400	$28,100	5%	$105,337	$97,687	8%

Owned Hotel Revenue Analysis

(In thousands, except percentages)

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months			Year
	Ended December 31,		%	Ended December 31,		%
	2011	2010	Change	2011	2010	Change
Hudson (1)	$21,331	22,304	-4%	$73,112	72,804	0%
Delano (1)	10,392	11,255	-8%	44,697	43,628	2%
Clift	9,786	8,208	19%	36,379	31,361	16%

Total Owned Hotels (2)	$41,509	$41,767	-1%	$154,188	$147,793	4%

(1)	Beginning in the third quarter of 2011 and continuing into 2012, these owned hotels were under renovation.

(2)

Does not include revenue from the three hotels sold in May 2011, Royalton, Morgans or Mondrian Los Angeles, for the period owned during the year ended December 31, 2011, as these hotels are no longer owned hotels.

Balance Sheets

(In thousands)

	September 30,	September 30,
	December 31,	December 31,
	2011	2010
ASSETS:
Property and equipment, net	$289,169	$291,078
Goodwill	69,105	53,691
Investments in and advances to unconsolidated joint ventures	10,201	20,450
Assets held for sale, net	—	194,964
Investment in property held for non-sale disposition, net	—	9,775
Cash and cash equivalents	28,855	5,250
Restricted cash	9,938	28,783
Accounts receivable, net	10,827	6,018
Related party receivables	4,142	3,830
Prepaid expenses and other assets	5,293	7,007
Deferred tax asset, net	78,778	80,144
Other, net	51,348	13,786

Total assets	$557,656	$714,776

LIABILITIES and STOCKHOLDERS’ DEFICIT:
Debt and capital lease obligations, net	$442,395	$558,779
Mortgage debt of property held for non-sale disposition	—	10,500
Accounts payable and accrued liabilities	36,576	23,604
Debt obligations, accounts payable and accrued liabilities of assets held for sale	—	107,161
Accounts payable and accrued liabilities of property held for non-sale disposition	—	1,162
Distributions and losses in excess of investment in unconsolidated joint ventures	—	1,509

Deferred gain on asset sales	148,760	—

Other liabilities	14,394	13,866

Total liabilities	642,125	716,581

Comitments and contingencies
Redeemable noncontrolling interest	5,170	—

Total Morgans Hotel Group Co. stockholders’ deficit	(97,463)	(12,721)
Noncontrolling interest	7,824	10,916

Total stockholders’ deficit	(89,639)	(1,805)

Total liabilities, redeemable noncontrolling interest and stockholders’ deficit	$557,656	$714,776